Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 29, 2010, with respect to the balance sheets of Cardima, Inc. as of December 31, 2009 and 2008, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the years ended December 31, 2009 and 2008.

/s/ PMB Helin Donovan, LLP

San Francisco, California
March 30, 2010